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                                                                    EXHIBIT 11.1



             STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS



                                                               YEAR ENDED      SIX MONTHS
                                                              DECEMBER 31,        ENDED
                                                                  1996        JUNE 30, 1997
                                                              ------------    -------------
Pro forma net income........................................  $ 8,896,645      $ 5,245,715
Total shares outstanding....................................   13,957,220       13,957,220
Impact of options -- Reflects weighted average shares
  assumed outstanding using the treasury stock method.......      416,045          416,045
                                                              -----------      -----------
Weighted average shares used in computing pro forma per
  share earnings............................................   14,373,265       14,373,265
Pro forma per share earnings................................  $      0.62      $      0.36
                                                              ===========      ===========